Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS SECOND QUARTER 2025 RESULTS AND RECENT DEVELOPMENTS

Completed $527 Million in New Investments in Q2

Issued $600 Million of 5.2% Notes due 2030 in Q2

Increases Full Year Adjusted FFO Guidance

HUNT VALLEY, MARYLAND – July 31, 2025 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended June 30, 2025.

SECOND QUARTER 2025 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $140 million, or $0.46 per common share, compared to $117 million, or $0.45 per common share, for Q2 2024.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $232 million, or $0.77 per common share, on 303 million weighted-average common shares outstanding, compared to $185 million, or $0.71 per common share, on 262 million weighted-average common shares outstanding, for Q2 2024.
●	Funds Available for Distribution (“FAD”) for the quarter of $223 million, or $0.74 per common share, compared to FAD of $177 million, or $0.68 per common share, for Q2 2024.
●	Completed approximately $527 million in Q2 new investments consisting of $502 million in real estate acquisitions and $25 million in real estate loans.
●	Issued 7 million common shares in Q2 for gross proceeds of $258 million.
●	Issued $600 million of 5.2% senior unsecured notes that mature in 2030.
●	Extended the maturity date of the $1.45 billion unsecured revolving credit facility to October 30, 2025.
●	Extended a $428.5 million term loan to August 8, 2026.
●	Repaid a $50 million term loan in April 2025.

Nareit Funds From Operations (“Nareit FFO”), AFFO and FAD are supplemental non-GAAP financial measures the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We are pleased with our second quarter results, as we continue to grow FAD per share while further de-levering the balance sheet. We have accretively invested approximately $605 million year-to-date and, as a result, we are increasing our 2025 AFFO guidance again to now be between $3.04 and $3.07 per share, up from our prior guidance range of between $2.95 and $3.01 per share.”

Mr. Pickett continued, “As previously announced, in July, Genesis filed a Chapter 11 bankruptcy. We continue to expect to receive our full monthly rent during this process, and, upon its emergence from this restructuring, we believe Genesis will be a financially stronger company with an enhanced credit.”

Mr. Pickett concluded, “Overall, the backdrop is highly favorable. Operating metrics continue to improve, the pipeline is very active, and we have a strong balance sheet and a cost of capital that should allow us to continue to accretively invest.”

SECOND QUARTER 2025 PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – LaVie Care Centers, LLC (“LaVie”) completed its bankruptcy proceedings effective June 1, 2025. In accordance with the bankruptcy plan of reorganization, the LaVie master lease with the Company was assigned to a new entity, ENDMT LLC (“Avardis”). The monthly contractual rent amount of $3.1 million under the LaVie lease remains the same under the new Avardis lease, which has a lease term through December 31, 2037 and annual escalators of 2.5%. Omega received total combined contractual rent payments of $9.4 million from LaVie and Avardis in the second quarter of 2025. Due to the improved balance sheet and strong performance of the underlying facilities, effective June 1, 2025, Avardis’ rental income is being recognized on a straight-line basis equal to $3.6 million per month. Avardis paid full contractual rent of $3.1 million in July 2025.

Maplewood – In the second quarter of 2025, Maplewood Senior Living (“Maplewood”) paid $17.6 million in rent (compared to $15.6 million in the first quarter), which includes $3.2 million (compared to $2.1 million in the first quarter) related to the Inspir Embassy Row facility in Washington, D.C. that opened in February 2025. In July 2025, Maplewood paid $6.1 million in rent, of which Embassy Row represented $1.1 million.

Genesis – On July 9, 2025, Genesis Healthcare, Inc. (“Genesis”) filed for Chapter 11 bankruptcy protection. Omega agreed to provide an $8.0 million debtor-in-possession (“DIP”) financing to support the operation of the Company’s facilities. As a condition to the DIP financing, Genesis is required to pay Omega its full contractual rent during the bankruptcy process. Interest under the DIP financing and the existing term loans with Genesis can be primarily paid-in-kind (“PIK”) during the bankruptcy period.

In the second quarter of 2025, Genesis made all required contractual rent and interest payments. In Q2 2025, the Company recorded rental income of $12.8 million, for contractual rent payments received from Genesis, and interest income of $4.1 million, consisting of $1.6 million of cash interest and $2.5 million of PIK interest. In July 2025, prior to filing for bankruptcy, Genesis paid its full contractual rent and interest of $4.8 million. Given the DIP financing requirement to pay full contractual rent and the substantial collateral supporting the term loans, the Company anticipates it will continue to recognize full rental and interest income related to Genesis’ lease and loans during the bankruptcy period.

New Investments:

The following table presents investment activity:

	Three Months Ended		Six Months Ended
Investment Activity ($000’s)	June 30, 2025		June 30, 2025
	$ Amount	%	$ Amount	%
Real property	$502,057	95.3%	$560,360	92.6%
Real estate loans receivable	24,817	4.7%	44,864	7.4%
Total real property and loan investments	$526,874	100.0%	$605,224	100.0%

$502 Million in Real Estate Acquisitions – In the second quarter of 2025, the Company acquired 57 facilities for aggregate consideration of $502.1 million, comprised of:

$344 Million U.K. Real Estate Acquisition – In April 2025, the Company acquired 45 facilities in the U.K. and the Bailiwick of Jersey for £259.8 million (approximately $344.2 million) and leased the facilities to four existing and two new operators with annual rent of £25.9 million (approximately $34.4 million) with annual escalators of 1.7% that ultimately increase to 2.5% after year 5.

$158 Million in U.S. Real Estate Acquisitions – In four separate second quarter transactions, the Company acquired 12 facilities (8 skilled nursing facilities and 4 assisted living facilities) in several states in the U.S. for aggregate consideration of $157.9 million and leased them to two existing operators and two new operators. The investments have a weighted average initial annual cash yield of 10.0% with annual escalators ranging from 2.0% to 2.5%.

$25 Million in Real Estate Loans – In two separate second quarter transactions, the Company funded $24.8 million in mortgage and other real estate loans. The loans have a weighted average interest rate of 10.0% and maturity dates ranging from June 2028 through June 2030.

Asset Sales and Impairments:

$62 Million in Asset Sales – In the second quarter of 2025, the Company sold seven facilities for $62.1 million in cash, recognizing a gain of $22.9 million.

Impairments – During the second quarter of 2025, the Company recorded a $14.2 million net impairment charge to reduce the net book value of three facilities to their estimated fair value.

Assets Held for Sale – As of June 30, 2025, the Company had two facilities classified as assets held for sale, totaling $12.4 million in net book value.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information and is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended March 31, 2025	50.5%	27.8%	21.7%
Three-months ended December 31, 2024	50.4%	27.6%	22.0%
Three-months ended September 30, 2024	52.7%	28.2%	19.1%
Three-months ended June 30, 2024	53.2%	28.9%	17.9%
Three-months ended March 31, 2024	52.7%	30.0%	17.3%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see Second Quarter 2025 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended March 31, 2025	82.2%	1.88x	1.51x
Twelve-months ended December 31, 2024	81.8%	1.88x	1.51x
Twelve-months ended September 30, 2024	81.2%	1.87x	1.50x
Twelve-months ended June 30, 2024	80.9%	1.85x	1.49x
Twelve-months ended March 31, 2024	80.2%	1.78x	1.42x

(1)	Excludes facilities considered non-core. For information regarding non-core facilities, see the most recent Quarterly Supplement posted on the Company’s website.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3 above) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

Dividend Reinvestment and Common Stock Purchase Plan and ATM Program – The following is a summary of the 2025 quarterly Dividend Reinvestment and Common Stock Purchase Plan and ATM Program through June 30, 2025:

	Dividend Reinvestment and Common Stock Purchase Plan for 2025
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	2,667	3,988	6,655
Average price per share	$37.40	$37.72	$37.59
Gross proceeds	$99,751	$150,442	$250,193

	ATM Program for 2025
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	4,390	2,895	7,285
Average price per share	$37.46	$37.26	$37.38
Gross proceeds	$164,449	$107,872	$272,321

BALANCE SHEET AND LIQUIDITY

As of June 30, 2025, the Company had $5.0 billion in outstanding indebtedness with a weighted-average annual interest rate of 4.6%. The Company’s indebtedness consisted of an aggregate principal amount of $4.4 billion of senior unsecured notes, a $428.5 million unsecured term loan and $251.6 million of secured debt. As of June 30, 2025, total cash and cash equivalents were $734.2 million, and the Company had $1.45 billion of undrawn capacity under its unsecured revolving credit facility.

$600 Million Senior Notes – On June 20, 2025, the Company issued $600 million of senior unsecured notes that bear interest at 5.2% and mature on July 1, 2030. The notes were sold at a public offering price of 99.118% of their face value before the underwriters’ discount and the Company incurred financing costs of $5.6 million associated with the issuance.

$50 Million Term Loan Repayment – In April 2025, the Company repaid its $50.0 million term loan that matured April 30, 2025, using balance sheet cash.

$1.45 Billion Revolving Facility Extension – In April 2025, the maturity date of the Company’s $1.45 billion unsecured revolving credit facility was extended to October 30, 2025 from April 30, 2025. The Company has one remaining extension option to extend the maturity of the facility to April 30, 2026.

$428.5 Million Term Loan Extension – In July 2025, Omega extended the maturity date of its $428.5 million term loan from August 8, 2025 to August 8, 2026. The Company has one remaining extension option to extend the maturity of the term loan to August 8, 2027.

DIVIDENDS

On July 25, 2025, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid August 15, 2025, to common stockholders of record as of the close of business on August 4, 2025.

2025 AFFO GUIDANCE INCREASED

The Company increased its expected 2025 AFFO range to be between $3.04 to $3.07 per diluted share from the previous range of $2.95 to $3.01 per diluted share. The Company's revised AFFO guidance for 2025 includes $605 million in new real property and loan investments completed year-to-date through June 2025. It also assumes quarterly G&A expense of approximately $13.5 million to $14.5 million, the repayment of $600 million of 5.250% senior unsecured notes due in January 2026, on October 15, 2025, the repayment of a $251.6 million GBP denominated secured mortgage loan on November 25, 2025, and no material changes in market interest rates. In addition, it assumes that no additional operators are placed on a cash-basis for revenue recognition, Genesis and Avardis continue to pay their full contractual obligations as outlined above, and that Maplewood continues to pay rent at $6.1 million per month. The guidance assumes no material change in foreign currency exchange rates due to derivative instruments entered into to minimize the fluctuation in the GBP spot rates. The Company holds $233 million mortgages and other real estate-backed investments that are set to mature in 2025. The revised guidance assumes that $65 million of these investments will be converted from loans to fee simple real estate, $88 million will be repaid by the end of 2025, and the remaining balance will be extended beyond 2025. The guidance includes approximately $50 million in asset sales; however, it excludes any additional acquisitions, certain revenue and expense items, interest refinancing expenses, acquisition costs, capital markets activity and additional provisions for credit losses, if any.

The Company’s guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from the Company’s current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced AFFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its AFFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Second Quarter 2025 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, August 1, 2025, at 10 a.m. Eastern Time to review the Company’s 2025 second quarter results and current developments. Investors and other interested parties may access the conference call in the following ways:

●	At the Company’s website: https://www.omegahealthcare.com/
●	Via webcast: https://events.q4inc.com/attendee/304186982. Joining via webcast is recommended for those who will not be asking questions.
●	By telephone: The participant toll-free dial-in number is (800) 715-9871. The international dial-in is +1 (646) 307-1963. The conference ID number is 1388157. All phone participants are asked to dial in 15 minutes prior to the start of the call to ensure connectivity.

Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call.  Additionally, a copy of the earnings release will be available in the “Financial Information” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Andrew Dorsey, VP, Corporate Strategy & Investor Relations

or

David Griffin, Director, Corporate Strategy & Investor Relations at (410) 427-1705

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters, occupancy levels and quality of care, including the management of infectious diseases; (ii) the timing of our operators’ recovery from staffing shortages, increased costs and decreased occupancy resulting from inflation and the long-term impacts of the Novel coronavirus (“COVID-19”) pandemic and the sufficiency of previous government support and current reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including changes to Medicaid and Medicare reimbursements, the potential impact of recent changes to state Medicaid funding levels as well as state regulatory initiatives or minimum staffing requirements for skilled nursing facilities (“SNFs”) that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) changes in tax laws and regulations affecting real estate investment trusts (“REITs”), including as the result of any federal or state policy changes driven by the current focus on capital providers to the healthcare industry; (vi) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and assisted living facility (“ALF”) markets or local real estate conditions; (vii) the availability and cost of capital to Omega; (viii) changes in Omega’s credit ratings and the ratings of its debt securities; (ix) competition in the financing of healthcare facilities; (x) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (xi) changes in the financial position of Omega’s operators; (xii) the effect of economic, regulatory and market conditions generally, and particularly in the healthcare industry and in jurisdictions where we conduct business, including the U.K.; (xiii) changes in interest rates and foreign currency exchange rates and the impacts of inflation and changes in global tariffs; (xiv) the timing, amount and yield of any additional investments; (xv) Omega’s ability to maintain its status as a REIT; (xvi) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, public health crises or pandemics, cyber threats and governmental action, particularly in the healthcare industry, and (xvii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,883,685	$7,342,497
Land	1,178,725	996,701
Furniture and equipment	539,342	510,106
Construction in progress	9,449	210,870
Total real estate assets	9,611,201	9,060,174
Less accumulated depreciation	(2,816,053)	(2,721,016)
Real estate assets – net	6,795,148	6,339,158
Investments in direct financing leases – net	—	9,453
Real estate loans receivable – net	1,416,820	1,428,298
Investments in unconsolidated joint ventures	85,429	88,711
Assets held for sale	12,358	56,194
Total real estate investments	8,309,755	7,921,814
Non-real estate loans receivable – net	333,340	332,274
Total investments	8,643,095	8,254,088

Cash and cash equivalents	734,184	518,340
Restricted cash	38,400	30,395
Contractual receivables – net	11,552	12,611
Other receivables and lease inducements	257,133	249,317
Goodwill	644,888	643,664
Other assets	217,224	189,476
Total assets	$10,546,476	$9,897,891

LIABILITIES AND EQUITY
Revolving credit facility	$—	$—
Secured borrowings	260,942	243,310
Senior notes and other unsecured borrowings – net	4,739,491	4,595,549
Accrued expenses and other liabilities	357,036	328,193
Total liabilities	5,357,469	5,167,052

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $0.10 par value authorized – 700,000 shares, issued and outstanding – 293,149 shares as of June 30, 2025 and 279,129 shares as of December 31, 2024	29,314	27,912
Additional paid-in capital	8,430,299	7,915,873
Cumulative net earnings	4,332,538	4,086,907
Cumulative dividends paid	(7,900,668)	(7,516,750)
Accumulated other comprehensive income	96,814	22,731
Total stockholders’ equity	4,988,297	4,536,673
Noncontrolling interest	200,710	194,166
Total equity	5,189,007	4,730,839
Total liabilities and equity	$10,546,476	$9,897,891

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues
Rental income	$235,596	$210,402	$463,971	$413,606
Real estate tax and ground lease income	3,606	3,913	7,409	7,630
Real estate loans interest income	32,975	30,958	66,137	59,697
Non-real estate loans interest income	10,022	7,084	19,976	14,181
Miscellaneous income	307	388	1,798	930
Total revenues	282,506	252,745	559,291	496,044

Expenses
Depreciation and amortization	80,509	74,234	160,384	148,791
General and administrative	14,084	12,453	27,405	24,247
Real estate tax and ground lease expense	3,771	4,257	7,597	8,566
Stock-based compensation expense	9,234	9,188	18,444	18,415
Severance expense	—	—	9,011	—
Acquisition, merger and transition related costs	2,010	1,780	3,474	4,383
Impairment on real estate properties	14,215	8,182	15,450	13,474
(Recovery) provision for credit losses	(4,771)	(14,172)	321	(5,702)
Interest expense	51,881	50,604	102,781	104,748
Interest – amortization of deferred financing costs	1,016	3,362	2,396	7,038
Total expenses	171,949	149,888	347,263	323,960

Other income (expense)
Other income – net	13,751	3,363	16,798	8,639
Loss on debt extinguishment	—	(213)	—	(1,496)
Gain on assets sold – net	22,886	12,911	32,961	11,520
Total other income	36,637	16,061	49,759	18,663

Income before income tax expense and income from unconsolidated joint ventures	147,194	118,918	261,787	190,747
Income tax expense	(4,528)	(1,980)	(8,139)	(4,561)
(Loss) income from unconsolidated joint ventures	(2,187)	141	(1,109)	239
Net income	140,479	117,079	252,539	186,425
Net income attributable to noncontrolling interest	(3,880)	(3,217)	(6,908)	(5,202)
Net income available to common stockholders	$136,599	$113,862	$245,631	$181,223

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.46	$0.46	$0.80	$0.73
Diluted:
Net income available to common stockholders	$0.46	$0.45	$0.79	$0.72
Dividends declared per common share	$0.67	$0.67	$1.34	$1.34

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (1)	$140,479	$117,079	$252,539	$186,425
Deduct gain from real estate dispositions	(22,886)	(12,911)	(32,961)	(11,520)
Sub-total	117,593	104,168	219,578	174,905
Elimination of non-cash items included in net income:
Depreciation and amortization	80,509	74,234	160,384	148,791
Depreciation – unconsolidated joint ventures	1,156	2,531	1,839	5,067
Impairment on real estate properties	14,215	8,182	15,450	13,474
Nareit funds from operations (“Nareit FFO”)	$213,473	$189,115	$397,251	$342,237

Weighted-average common shares outstanding, basic	291,188	249,366	287,101	247,719
Restricted stock and PRSUs	3,495	4,583	3,599	4,170
Omega OP Units	8,563	7,585	8,387	7,511
Weighted-average common shares outstanding, diluted	303,246	261,534	299,087	259,400

Nareit funds from operations available per share	$0.70	$0.72	$1.33	$1.32

Adjustments to calculate adjusted funds from operations
Nareit FFO	$213,473	$189,115	$397,251	$342,237
Add back:
Straight-line rent and other write-offs (2)	17,537	—	27,537	—
Stock-based compensation expense	9,234	9,188	18,444	18,415
Acquisition, merger and transition related costs	2,010	1,780	3,474	4,383
Severance expense (3)	—	—	9,011	—
Loss on debt extinguishment	—	213	—	1,496
Deduct:
Non-cash (recovery) provision for credit losses	(3,431)	(12,989)	4,148	(3,349)
Other normalizing items – net (4)	(6,599)	(2,342)	(6,244)	(2,099)
Adjusted funds from operations (“AFFO”) (1)(5)	$232,224	$184,965	$453,621	$361,083

Adjustments to calculate funds available for distribution
Non-cash expense (6)	$2,750	$2,750	$5,937	$5,947
Capitalized interest	(80)	(1,758)	(831)	(3,276)
Non-cash revenue	(11,638)	(9,335)	(24,660)	(19,215)
Funds available for distribution (“FAD”) (1)(5)	$223,256	$176,622	$434,067	$344,539

(1)	The six months ended June 30, 2025 includes the application of $4.3 million of security deposits (letters of credit and cash deposits) in revenue. The three and six months ended June 30, 2024 include the application of $0.1 million and $0.6 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The three months and six months ended June 30, 2025 includes a $15.5 million non-cash straight-line accounts receivable write-off in connection with moving an operator to cash basis as a result of being notified that there is substantial doubt regarding the operator’s ability to continue as a going concern. The operator made all contractual rent payments in 2025. The six months ended June 30, 2025 also includes a $10.0 million lease inducement recorded in Q1 as a reduction to rental income related to a one-time payment made to an operator upon entering a new 10-year master lease.
(3)	The six months ended June 30, 2025 includes $6.6 million of non-cash stock-based compensation expense associated with the previously disclosed leadership transition that occurred in January 2025.
(4)	Primarily consists of cash interest received on seller financing loans related to asset sales not recognized, gains and losses associated with certain financial instruments and foreign currency and other normalizing revenue and expense adjustments for discrete items.
(5)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.
(6)	For the quarter ended June 30, 2025, Non-cash expense is not adjusted to include $2.6 million of amortization related to the above market loan assumed as part of the Cindat JV acquisition in July 2024.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, straight-line rent and other write-offs, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance expense and other normalizing items). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs, and non-cash revenue, such as straight-line rent. FAD includes the non-cash amortization of premiums associated with the fair value of debt assumed in acquisitions. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.